Tidal Trust II 485APOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our firm in the Registration Statement on Form N-1A of Tidal Trust II and to the use of our report dated September 29, 2022, relating to the financial statements and financial highlights of Grizzle Growth ETF, a series of Listed Funds Trust for the period December 16, 2021 (commencement of operations) to July 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, PA

May 24, 2023